Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-254550) and related Prospectus of Ocugen, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities, Warrants, and Units and to the incorporation by reference therein of our report dated February 28, 2023, with respect to the consolidated financial statements of Ocugen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 28, 2023